Filed pursuant to Rule 424(b)(3)

SEC File No. 333-267449

PROSPECTUS SUPPLEMENT NO. 3

(to Prospectus dated May 12, 2023)

Nogin, Inc.

1,069,334 Shares of Common Stock Issuable Upon Exercise of Warrants

3,801,966 Shares of Common Stock

9,982,754 Warrants

This prospectus supplement updates, amends and supplements the prospectus dated May 12, 2023 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-267449). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with information contained in our Current Report on Form 8-K filed with the SEC on July 28, 2023, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Common Stock and Warrants are listed on the Nasdaq Stock Market LLC under the trading symbols “NOGN” and “NOGNW,” respectively. On July 27, 2023, the closing prices for our Common Stock and Warrants on the Nasdaq Stock Market LLC were $0.95 per share of Common Stock and $0.012 per Warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 28, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 26, 2023

Nogin, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40682	86-1370703
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1775 Flight Way STE 400, Tustin, California	92782
(Address of principal executive offices)	(Zip Code)

(949) 222-0209

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	NOGN	The Nasdaq Stock Market LLC
Warrants to purchase common stock	NOGNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As described in Item 5.07 below, Nogin, Inc. (the “Company”) held its 2023 Annual Meeting of Stockholders (the “Annual Meeting”) on July 26, 2023. At the Annual Meeting, the Company’s stockholders approved an amendment (the “Amendment”) to the Nogin, Inc. 2022 Incentive Award Plan (the “Plan”). The Amendment was adopted by the Board of Directors (the “Board”) on June 16, 2023 and became effective upon stockholder approval.

The Amendment amends the Plan and makes the following changes to the Plan (as amended, the “Amended Plan”):

(i)	Increases the number of shares of Class A Common Stock available under the Plan by 4,442,943 shares reserved for issuance under the Amended Plan;

(ii)

Increases the number of shares which may be granted as incentive stock options under the Amended Plan, such that an aggregate of 5,199,298 shares may be granted as incentive stock options under the Amended Plan;

(iii)	Revises the formula for calculating the maximum annual increase in the number of shares of Class A Common Stock available under the Amended Plan; and

(iv)	Extends right to grant awards under the Amended Plan through June 15, 2023.

The terms and conditions of the Amended Plan are described in the section entitled “Proposal 2 – Approval of Amendment to the Nogin, Inc. 2022 Incentive Award Plan” in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on June 20, 2023 (the “Proxy Statement”).

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Report”) and incorporated herein by reference.

Item 5.07. Submission of Matters to a Vote of Security Holders.

The Company’s stockholders voted on three proposals at the Annual Meeting, each of which is described in more detail in the Proxy Statement. The final voting results for each proposal considered and voted upon at the Annual Meeting, as certified by the Company’s inspector of election, are set forth below.

Proposal 1 - Election of Directors

The stockholders elected each of the three nominees for Class I director to serve on the Company’s Board of Directors (the “Board”) until the 2026 annual meeting of stockholders and until his successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Voting results for the nominees were as follows:

Nominee	For	Withhold	Broker Non-Votes
Andrew Pancer	4,371,182	95,957	2,661,562
Geoffrey Van Haeren	2,351,913	2,115,226	2,661,562
Arthur Stark	3,381,097	1,086,042	2,661,562

Proposal 2 – Approval of Amendment to the Nogin, Inc. 2022 Incentive Award Plan

The stockholders approved the Amendment. The voting results for this proposal were as follows:

For	Against	Abstentions	Broker Non-Votes
2,498,770	1,013,838	954,531	2,661,562

Proposal 3 - Ratification of Appointment of Independent Registered Public Accounting Firm

The stockholders ratified the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. The voting results for this proposal were as follows:

For	Against	Abstentions	Broker Non-Votes
6,921,498	206,845	358	—

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Amendment to the Nogin, Inc. 2022 Incentive Award Plan.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Nogin, Inc.

Date: July 28, 2023	By:	/s/ Jonathan S. Huberman
	Name:	Jonathan S. Huberman
	Title:	Chief Executive Officer, President and Chairman of the Board

Exhibit 10.1

AMENDMENT TO THE

NOGIN, INC. 2022 INCENTIVE AWARD PLAN

THIS AMENDMENT TO THE NOGIN, INC. INCENTIVE AWARD PLAN (this “Amendment”) is made and adopted by Nogin, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan (as defined below).

RECITALS

WHEREAS, the Company maintains the Nogin, Inc. 2022 Incentive Award Plan (as amended from time to time, the “Plan”);

WHEREAS, in connection with the closing of the Initial Business Combination (as defined in the Plan), the Plan was originally approved by the Company’s stockholders on August 22, 2022 and adopted by the Company’s Board of Directors (the “Board”) on August 27, 2022 (the “Effective Date”);

WHEREAS, as of the Effective Date, 5,102,948 Shares (as defined in the Plan) were initially reserved for issuance under the Plan;

WHEREAS, on January 1, 2023, pursuant to the terms of the Plan as then in effect, the number of Shares available for issuance under the Plan increased by 10,004,144 Shares, thereby increasing the number of Shares available for issuance under the Plan to 15,107,092 Shares;

WHEREAS, as a result of the one-for-twenty reverse stock split of the Company’s common stock on March 28, 2022, the number of Shares available for issuance under the Plan was adjusted to 755,354 Shares (the “Initial Adjusted Share Reserve”);

WHEREAS, the Board has delegated authority to its Compensation Committee to serve as the “Administrator” of the Plan (as defined in and within the meaning of the Plan) and, pursuant to Section 3.2 of the Plan, the Board may re-vest in itself the authority to serve as the Administrator of the Plan at any time;

WHEREAS, pursuant to Section 10.4 of the Plan, the Plan may be amended by the Administrator at any time and for any reason, subject to the terms of the Plan;

WHEREAS, the Board desires to adopt this Amendment, subject to approval by the stockholders of the Company within twelve months following the date of such action to (i) increase the number of Shares available for issuance under the Plan so that, as of the Amendment Effective Date (as defined below), the number of Shares available for issuance under the Plan (inclusive of Shares subject to awards previously granted under the Plan) is equal to fifteen percent (15%) of the Company’s fully diluted equity securities as of the Amendment Effective Date, (ii) modify the formula for annual increases to the number of Shares available for issuance under the Plan, (iii) extend the term of the plan, and (iv) adjust the limit on Shares that may be issued pursuant to the exercise of Incentive Stock Options; and

WHEREAS, this Amendment will become effective in the event that it is approved by the Company’s stockholders on the date of such stockholder approval (the “Amendment Effective Date”), or if this Amendment is not approved by the Company’s stockholders, then this Amendment will not take effect and the Plan will continue on its original terms.

NOW, THEREFORE, in consideration of the foregoing, the Company hereby amends the Plan as follows, subject to approval by the stockholders of the Company within twelve months following the date of Board adoption of this Amendment:

1.	Section 4.3 of the Plan is hereby amended and restated in its entirety to read as follows:

“4.3        Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than 75,000,000 Shares may be issued pursuant to the exercise of Incentive Stock Options.”

2.	Section 10.3 of the Plan is hereby amended and restated in its entirety to read as follows.

“10.3        Effective Date and Term of Plan. The Plan became effective on August 27, 2022, and unless earlier terminated by the Board, the Plan will remain in effect until, and shall terminate on, the tenth anniversary of June 15, 2023. New Awards may not be granted under the Plan following the date on which the Plan terminates, but Awards previously granted under the Plan may extend beyond that date in accordance with the Plan.”

3.	The following is hereby added to the Plan as Section 11.21:

“11.21        “Fully-Diluted Shares” means, as of any given date, without duplication (i) all shares of the Company’s capital stock outstanding on such date, regardless of the class thereof, (ii) all shares of Common Stock subject to compensatory equity awards (including Options and Restricted Stock Units) outstanding on such date, inclusive of all shares of Common Stock subject to Options that are outstanding and unexercised as of the applicable date, regardless of the exercise price thereof and with performance-based compensatory equity awards calculated at the “target” level of performance if such awards specify a “target” level, and otherwise calculated at the “maximum” level of performance, (iii) all shares of Common Stock subject to warrants that are outstanding and unexercised as of the applicable date, regardless of the exercise price thereof and (iv) all shares of the Company’s capital stock that are or may be issuable upon or in connection with (A) the exercise or settlement of any other equity securities (excluding, for the avoidance of doubt, warrants and compensatory equity awards to the extent they are already counted under clauses (ii) and (iii) above) with respect to which shares of the Company’s capital stock have not actually been issued or (B) the conversion of all convertible debt or other convertible securities of the Company or any of its Affiliates, in each case with respect to this clause (iv), counted on an as-converted-to shares of capital stock basis.”

4.	Section 11.27 of the Plan is hereby amended and restated in its entirety to read as follows:

“11.27        “Overall Share Limit” means the sum of (i) 5,199,298 Shares and (ii) an annual increase on the first day of each calendar year beginning January 1, 2024 and ending on and including January 1, 2033, equal to the lesser of (A) 10% of the aggregate number of Fully-Diluted Shares outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of Shares as is determined by the Board.”

5.

This Amendment shall be and is hereby incorporated in and forms a part of the Plan; provided that the Amendment shall be subject to approval by the stockholders of the Company within twelve (12) months of the date hereof.

6.	Except as expressly provided herein, all other terms and provisions of the Plan shall remain unchanged and in full force and effect.